EXHIBIT 99.1
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[LOGO - LAS VEGAS SANDS CORP.]

                                             P R E S S    R E L E A S E

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FOR IMMEDIATE RELEASE

                        LAS VEGAS SANDS CORP. ANNOUNCES
                        ADDITION TO ITS EXECUTIVE TEAM


         LAS VEGAS, NV (June 7, 2006) - Las Vegas Sands Corp. (NYSE:LVS) announced today the company has made an addition to its executive team. Robert Rozek, who for the past five years has been an executive with Eastman Kodak Company, will join the company as Chief Financial Officer. He also will serve as the company's principal accounting officer.

         Mr. Rozek has held a variety of positions at Eastman Kodak Company, including having served most recently as Director & Vice President of Finance Operations and Vice President, Corporate Finance Group. Prior to his work at Eastman Kodak, Mr. Rozek was a Partner at PricewaterhouseCoopers LLP.

         Mr. Rozek's hire will allow Scott Henry, who has served as Chief Financial Officer for the past twenty months, to focus more heavily on the company's relationships with the banking community and its on-going financing needs. Mr. Henry assumes the position of Senior Vice President, Finance and will continue to report to the company's Chief Executive Officer.


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Statements in this press release, which are not historical facts, are "forward looking"  statements  that are made pursuant to the Safe Harbor  Provisions of
the  Private  Securities  Litigation  Reform  Act  of  1995.   Forward-looking
statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited
to  general  economic  conditions,   competition,  new  ventures,   government
regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission.

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. is a hotel, gaming, resort and exhibition/convention company headquartered in Las Vegas, Nevada. The company owns The Venetian Resort Hotel Casino and the Sands Expo and Convention Center, where it hosts exhibitions and conventions, in Las Vegas and the Sands Macao in the People's Republic of China Special Administrative Region of Macao. The company is also developing additional casino hotel resort properties, including The Palazzo Resort Hotel Casino in Las Vegas, The Venetian Macao Casino Resort in Macao and The Marina Bay SandsTM in Singapore.

CONTACTS FOR LAS VEGAS SANDS CORP:

Investment Community: Scott Henry, Senior Vice President, Finance, (702) 733-5502 Media: Ron Reese, Executive Director of Communications, (702) 414-3607






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